Exhibit 10.6

TUSIMPLE (CAYMAN) LIMITED

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”) is made on July 10, 2020, by and among:

1) Tusimple (Cayman) Limited (the “Company”), an exempted limited liability company incorporated in the Cayman Islands;

2) Tusimple (Hong Kong) Limited (the “HK Co”), a limited liability company incorporated in Hong Kong;

3) Beijing Tusen Zhitu Technology Co., Ltd. ( ) (the “WFOE”), a wholly foreign-owned enterprise incorporated in the People’s Republic of China (the “PRC”);

4) Beijing Tusen Weilai Technology Co., Ltd. ( ) (the “DomCo I”), a limited liability company incorporated in the PRC;

5) Tangshan Tusen Weilai Logistics Co., Ltd. ( ) (“Weilai Logistics”), a limited liability company incorporated in the PRC;

6) TuSimple, Inc. (the “US Co”), a California corporation;

7) Kabushiki Kaisha TuSimple JAPAN ( TuSimple JAPAN) (the “Japan Co”), a company incorporated and existing under the Laws of Japan;

8) Tusimple (Hong Kong) Auto Tech Limited (“HK Auto Tech”), a limited liability company incorporated in Hong Kong;

9) Beijing Weilai Chengyun Auto Tech Co., Ltd. ( ) (“Weilai Chengyun”), a limited liability company incorporated in the PRC;

10) Shanghai Tushen Zhineng Technology Co., Ltd. ( ) (“Tushen Zhineng”), a limited liability company incorporated in the PRC;

11) Shanghai Tusen Weilai AI Technology Co., Ltd. ( ) (“DomCo II”, together with the DomCo I, the “DomCos”), a limited liability company incorporated in the PRC;

12) Shanghai Kuangtu Logistics Co., Ltd. ( ) (“Kuangtu”), a limited liability company incorporated in the PRC;

13) Tusen Zhiyun (Shenzhen) Auto Tech Co., Ltd. ( ) (“Tusen Zhiyun”, together with Weilai Logistics, Weilai Chengyun, Tushen Zhineng and Kuangtu the “PRC Subsidiaries”), a limited liability company incorporated in the PRC;

14) the Person listed in Schedule 1 (the “Purchaser”);

15) the Persons listed in Schedule 2-A (the “Founders” and each, a “Founder”); and

16) the Persons listed in Schedule 2-B (the “Founder Holdcos” and each, a “Founder Holdco”).

Each of the Company, the HK Co, the WFOE, the US Co, the DomCos, the PRC Subsidiaries, the Japan Co, HK Auto Tech, the Founders, the Founder Holdcos and the Purchaser shall be referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms used herein shall have the meaning set forth in Schedule 3 attached hereto.

RECITALS

WHEREAS, immediately prior to the Closing (as defined herein), (i) each Founder own beneficially and of record one hundred percent (100%) equity interest of its respective Founder Holdco; (ii) the Founder Holdcos collectively own beneficially and of record thirty-seven point nine six percent (37.96%) of the equity interest of the Company; (iii) the Founders own beneficially and of record seventy percent (70%) equity interest of the DomCo I; (iv) the Founders own beneficially and of record ninety percent (90%) equity interest of the DomCo II; (v) the Company owns beneficially and of record one hundred percent (100%) equity interest of the HK Co; (vi) the HK Co owns beneficially and of record one hundred percent (100%) equity interest of the WFOE; (vii) the Company owns beneficially and of record one hundred percent (100%) equity interest of the US Co; (viii) the Company owns beneficial and of record one hundred percent (100%) equity interest of HK Auto Tech; (ix) the HK Co owns beneficially and of record ninety percent (90%) equity interest of the Japan Co; (x) the DomCo I owns beneficially and of record one hundred percent (100%) equity interest of each of Weilai Logistics, Weilai Chengyun and Tushen Zhineng ; (xi) the DomCo II owns beneficially and of record on hundred percent (100%) equity interest of Kuangtu and Tusen Zhiyun; and (xii) the WFOE and each of the DomCos has entered into a set of Control Documents listed on Exhibit E of this Agreement.

WHEREAS, the US Co and/or the other member(s) of the Group Companies and the Purchaser and/or its Affiliates have entered into a Joint Development Agreement (the “Joint Development Agreement”) on the date of this Agreement, pursuant to which the parties thereof will implement a joint development project to develop Level 4 autonomous commercial vehicle solution.

WHEREAS, the Company is an exempted limited liability company and immediately prior to the Closing shall have an authorized share capital consisting of (i) 424,444,247 ordinary shares, par value US$0.0001 per share (each an “Ordinary Share”), of which 58,641,425 Ordinary Shares are issued and fully paid-up; (ii) 20,000,000 Series A preferred shares, par value US$0.0001 per share (each a “Series A Preferred Share”), all of which have been issued; (iii) 8,218,203 Series A-2 preferred shares, par value US$0.0001 per share (each a “Series A-2 Preferred Share”), all of which have been issued; (iv) 7,080,000 Series B-1 preferred shares, par value US$0.0001 per share (each a “Series B-1 Preferred Share”), all of which have been issued, (v) 3,000,000 Series B-2 preferred shares, par value US$0.0001 per share (each a “Series B-2 Preferred Share”), all of which have been issued, (vi) 3,465,372 Series B-3 preferred shares, par value US$0.0001 per share (each a “Series B-3 Preferred Share”), all of which have been issued, (vii) 14,993,041 Series C preferred shares, par value US$0.0001 per share (each a “Series C Preferred Share”), all of which have been issued, and (viii) 18,799,137 Series D-1 preferred shares, par value US$0.0001 per share (each a “Series D-1 Preferred Share”, and together with the Series A Preferred Share, the Series A-2 Preferred Share, the Series B-1 Preferred Share, the Series B-2 Preferred Share, the Series B-3 Preferred Shares and the Series C Preferred Shares, the “Preferred Shares”), 18,182,772 of which have been issued, in each case as set forth in the capitalization table attached as Schedule 8 hereto.

WHEREAS, the Purchaser wishes to purchase from the Company the Series D-1 Preferred Shares to be issued by the Company pursuant to the terms and subject to the conditions of this Agreement.

WHEREAS, the Company wishes to issue, and the Purchaser and/or its Affiliates wishes to subscribe for certain warrant (the “Warrant”) based upon and subject to the terms and conditions set out in the Warrant to Purchase (the agreed form of which is set forth in the Exhibit F hereto) (the “Warrant Instrument”).

AGREEMENT

NOW, THEREFORE, THE PARTIES HEREBY AGREE AS FOLLOWS:

1. PURCHASE AND SALE OF SECURITIES

1.1 Sale and Issuance of Purchased Securities

Subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase at the Closing (as defined below) and the Company agrees to sell and issue to the Purchaser at the Closing (A) the Warrant (the “Purchased Warrant”), and (B) that number of Series D-1 Preferred Shares set forth opposite the Purchaser’s name on Schedule 1 (the “Purchased Shares,” together with the Purchased Warrant, the “Purchased Securities”) for the consideration set forth opposite the Purchaser’s name on Schedule 1 (the “Purchase Price”).

1.2 Closing; Delivery

(a) The purchase and sale of the Purchased Securities shall take place remotely via the exchange of documents and signatures, on a date specified by the Parties, or at such other time and place as the Company and the Purchaser may mutually agree upon, which shall be no later than five (5) Business Days after the satisfaction or waiver of each condition to the Closing set forth in Section 2 and Section 3 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing). The completion of the purchase and sale of the Purchased Securities shall be referred to as the “Closing”.

(b) At the Closing, the Company shall cause its register of members to be updated to reflect the Purchased Shares purchased by the Purchaser, and shall deliver a copy of such updated register of members to the Purchaser, certified as a true and correct copy by the Company’s registered agent.

(c) At the Closing, the Company shall deliver copies of the share certificates representing the Purchased Shares being purchased by the Purchaser at the Closing as set forth on Schedule 1 (the originals of which shall be delivered to the Purchaser within five (5) Business Days after the Closing).

(d) At the Closing, the Company shall deliver a duly executed Warrant Instrument representing the Purchased Warrant being issued to the Purchaser at the Closing (the originals of which shall be delivered to the Purchaser within five (5) Business Days after the Closing).

(e) At the Closing, the Purchaser shall deposit the Purchase Price as indicated opposite the Purchaser’s name on Schedule 1 by wire transfer of immediately available US$ funds into the Closing Account (as defined below).

1.3 Closing Account

Payment of the Purchase Price by the Purchaser to the Company shall be made by remittance of immediately available US$ funds to a bank account designated by the Company in writing at least three (3) Business Days before the Closing (the “Closing Account”). All bank charges and related expenses for remittance and receipt of any Purchase Price shall be for the account of the Company.

2. CONDITIONS TO THE OBLIGATIONS OF THE PURCHASER AT THE CLOSING

The obligations of the Purchaser to purchase its Purchased Securities at the Closing are subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in writing by the Purchaser:

2.1 Completion of Due Diligence

The Purchaser shall have been satisfied with its business, legal and financial due diligence review on the Group Companies.

2.2 Material Adverse Effect

Since the Statement Date, no event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company or any other Group Company.

2.3 Proceedings and Documents

All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incidental thereto shall be reasonably satisfactory in form and substance to the Purchaser, and the Purchaser (or its legal counsel) shall have received all such counterpart originals and certified or other copies of such documents as reasonably requested. Each of the Warrantors shall have (i) performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such Warrantors; and (ii) to the extent applicable, approved the aforesaid performance and compliance by its respective directors and shareholders’ resolutions, on or before the Closing.

2.4 Authorizations

The Warrantors shall have obtained all authorizations, approvals, waivers or permits of any Person or any Governmental Authority necessary for the consummation of all of the transactions contemplated by this Agreement and other Transaction Documents, including without limitation any authorizations, approvals, waivers or permits that are required in connection with the lawful issuance of the Purchased Securities to the Purchaser and the transactions contemplated by the Control Documents, and all such authorizations, approvals, waivers and permits shall be effective as of the Closing. The Company shall have obtained enforceable waivers in respect of any preemptive or similar rights directly or indirectly affecting the consummation of all of the transactions contemplated by this Agreement, as applicable.

2.5 Representations and Warranties

The representations and warranties of the Warrantors contained in Schedule 5 shall be true, complete and correct in all material respects as of the Execution Date and the Closing, except for those representations and warranties (i) that already contain any materiality qualification, which representations and warranties, to the extent already so qualified, shall instead be true, complete and correct in all respects as so qualified as of such respective dates and (ii) that address matters only as of a particular date, which representations shall have been true, complete and correct in all respects (subject to Section 2.5(i)) as of such particular date.

2.6 Amendment to Articles

The seventh amended and restated memorandum and articles of association of the Company shall have been amended by special resolutions as set forth substantially in the form and substance attached hereto as Exhibit A (the “Special Resolutions”, and the memorandum and articles of association amended by the Special Resolutions, the “Restated Articles”), which shall have been duly adopted by all necessary actions of the Board of Directors and the shareholders of the Company.

2.7 Transaction Documents

The Company, the HK Co, the US Co, the WFOE, the DomCos, the Japan Co, HK Auto Tech, the PRC Subsidiaries, the Founders and the Founder Holdcos shall have executed and delivered the

Shareholders’ Agreement, substantially in the form and substance attached hereto as Exhibit B. The Company, the Founders (other than REN Zhenguo ( )), the Founder Holdcos (other than Ancient Jade International Limited) and other related parties (other than the Purchaser) shall have executed and delivered the Share Restriction Agreements, substantially in the form and substance attached hereto as Exhibit C. The Company shall have executed and tendered delivery of the Warrant Instrument, substantially in the form and substance attached hereto as Exhibit F. The US Co and/or the other member(s) of the Group Companies shall have executed and delivered the Joint Development Agreement in form to the satisfaction of the Purchaser.

2.8 Compliance Certificates

The Purchaser shall have received a certificate executed and delivered by the Warrantors, substantially in the form and substance attached hereto as Exhibit D.

2.9 Investment Committee Approval

The internal authority of the Purchaser shall have approved the execution of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby.

2.10 Control Documents

The Control Documents shall remain in full force and effect and an executed copy of the Control Documents shall be provided to the Purchaser.

2.11 Performance of Obligations

Each Warrantor shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required or contemplated to be performed or complied with by it on or before the Closing.

2.12 Closing Deliveries

The Warrantors shall have tendered delivery of all of the various items they are required to deliver to the Purchaser at the Closing under Section 1.2(a) – Section 1.2(d).

3. CONDITIONS TO THE OBLIGATIONS OF THE COMPANY AT CLOSING

The obligations of the Company to sell the Purchased Securities to the Purchaser at the Closing are subject to the fulfillment of each of the following conditions by the Purchaser, on or before the Closing, unless otherwise waived in writing by the Company:

3.1 Representations and Warranties

The representations and warranties of the Purchaser contained in Schedule 7 shall be true, complete and correct in all material respects as of the Execution Date and the Closing.

3.2 Performance

The Purchaser shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

3.3 Execution of Transaction Documents.

The Purchaser shall have executed and delivered to the Company the Transaction Documents to which it is a party. The Purchaser shall have executed and delivered the Warrant Instrument, substantially in the form and substance attached hereto as Exhibit F. The Purchaser shall have executed and delivered the Joint Development Agreement in form to the satisfaction of the applicable Group Company.

4. REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

The Warrantors, jointly and severally, represent and warrant to the Purchaser that the statements contained in Schedule 5 attached hereto are true, correct and complete (i) on and as of the Execution Date, and (ii) on and as of the date of the Closing (with the same effect as if made on and as of the date of the Closing), except to the extent fairly and specifically disclosed in the disclosure schedule attached hereto as Schedule 6 (the “Disclosure Schedule”), which disclosures shall be deemed to be part of the representations and warranties as if made hereunder.

5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Company that the statements contained in Schedule 7 attached hereto are true, correct and complete with respect to the Purchaser as of the Closing.

6. UNDERTAKINGS

The Warrantors hereby jointly and severally covenant to the Purchaser as follows:

6.1 Ordinary Course of Business

From the Execution Date until the earlier of the Termination Date or the Closing, each Group Company shall, and the Founders and the Founder Holdcos shall cause each of the Group Companies to, conduct its business in the ordinary course and shall use its commercially reasonable efforts to maintain the present character and quality of the business, including without limitation, its present operations, physical facilities, working conditions, goodwill and relationships with lessors, licensors, suppliers, customers, employees and independent contractors. Commencing with the execution and delivery of this Agreement and continuing until the earlier of the Termination Date or the Closing, no Group Company may, and the Founders and the Founder Holdcos shall cause each of the Group Companies not to, take any of the actions specified in Section 7.2(a) and Section 7.2(b) of the Shareholders’ Agreement without prior written consent of the Purchaser.

6.2 Use of Proceeds

In accordance with the directions of the Company’s Board of Directors (including the affirmative vote of one director designated by Sina), as it shall be constituted in accordance with the Shareholders’ Agreement, the Company will use the proceeds from the sale of all the Purchased Securities for (i) general working capital; and (ii) other general corporate purposes for the Group Companies.

6.3 Notice of Certain Events

If at any time before the Closing, any Warrantor comes to know of any material fact or event which: (i) is in any way inconsistent with any of the representations and warranties in this Agreement; (ii) suggests that any fact warranted hereunder may not be as warranted or may be misleading; or (iii) might affect the willingness of a prudent investor to purchase the Purchased Securities on the terms contained in the Transaction Documents or the amount of the consideration a prudent investor would be prepared to pay for the Purchased Securities, then the Warrantors shall immediately notify the

Purchaser in writing, describing the fact or event in reasonable detail. Without limiting the foregoing, the Company will use commercially reasonable efforts to, with assistance from outside specialist counsel, promptly and accurately classify under the U.S. Export Administration Regulations and any other applicable U.S. export control regime each product or technology that it produces, designs, tests, manufactures, fabricates or develops, and shall maintain a matrix of export control classification numbers (and any other applicable classifications under U.S. export control laws and regulations) applicable to all such products. The Company shall consult with outside specialist counsel after such classification is made to evaluate whether the Company has become a TID U.S. business, and shall promptly notify the Purchaser in writing if the Company becomes a TID U.S. business.

6.4 Compliance

The Group Companies shall and the Founders and the Founder Holdcos shall cause the Group Companies to at all times comply with all applicable Laws, including without limitation, compliance with all contributions required to be made under the PRC social insurance and housing fund schemes, and, obtain such permits and licenses necessary or desirable for the Group Companies’ business(es).

6.5 Filing of Restated Articles

Within ten (10) days following the Closing, the Company shall, and the Founders and Founder Holdcos shall procure the Company to, duly file the notice of Special Resolutions with the Registrar of Companies of the Cayman Islands.

6.6 WFOE’s Registered Capital

Within sixty (60) days following the Closing, substantially all of the Purchase Price (except for reasonable operation costs occurred in the United States and Japan) shall have been injected into the WFOE as the registered capital of or shareholder loans to the WFOE with copies of documents evidencing the same provided to the Purchaser.

7. CURE OF BREACHES; INDEMNITY

7.1 In the event of: (a) any breach or violation of, or inaccuracy or misrepresentation in, any representation or warranty made by the Warrantors contained herein or any of the other Transaction Documents; or (b) any breach or violation of any covenant or agreement contained herein or any of the other Transaction Documents (each of (a) or (b), a “Breach”), the Group Companies shall, jointly and severally, cure such Breach (to the extent that such Breach is curable) to the satisfaction of the Purchaser (it being understood that any cure shall be without recourse to cash or assets of any of the Group Companies). Notwithstanding the foregoing, the Group Companies shall also, jointly and severally, indemnify the Purchaser and its Affiliates, limited partners, members, stockholders, directors, officers, employees, agents, representatives and assigns (each, an “Indemnitee”) for any and all losses, liabilities, damages, liens, claims, obligations, penalties, settlements, deficiencies, costs and expenses, including without limitation reasonable advisor’s fees and other reasonable expenses of investigation, defense and resolution of any Breach paid, suffered, sustained or incurred by the Indemnitees (each, an “Indemnifiable Loss”), resulting from, or arising out of, or due to, directly or indirectly, any Breach.

7.2 Notwithstanding the foregoing, the Group Companies shall, jointly and severally, indemnify and keep indemnified the Indemnitees at all times and hold them harmless against any and all Indemnifiable Losses resulting from, or arising out of, or due to, directly or indirectly, any claim for (i) any material liability caused by the infringement or violation of any intellectual property rights of any third party by any Group Company, (ii) tax (including interest, penalty, surcharge or fine in connection therewith) which has been made or may hereafter be made against any DomCo or any other Group Company wholly or partly in respect of or in consequence of any event occurring or any income, profits or gains earned, accrued or received by any DomCo or any Group Company on or before the Closing and any reasonable costs, fees or expenses incurred and other liabilities which any DomCo or any other

Group Company may properly incur in connection with the investigation, assessment or the contesting of any claim, the settlement of any claim for tax (including interest, penalty, surcharge or fine in connection therewith), any legal proceedings in which any DomCo or any other Group Company claims in respect of the claim for tax (including interest, penalty, surcharge or fine in connection therewith) and in which an arbitration award or judgment is given for any DomCo or Group Company and the enforcement of any such arbitration award or judgment whether or not such tax (including interest, penalty, surcharge or fine in connection therewith) is chargeable against or attributable to any other person, provided, however, that the Group Companies shall be under no liability in respect of taxation:

(a) that is promptly cured without recourse to cash or other assets of any Group Company;

(b) to the extent that provision, reserve or allowance has been made for such tax in the audited consolidated financial statement of the Company;

(c) if the liability has arisen in, and relates to, the ordinary course of business of any DomCo since the Statement Date;

(d) to the extent that the liability arises as a result only of a provision or reserve in respect of the liability made in the Financial Statements being insufficient by reason of any increase in rates of tax announced after the Closing with retrospective effect; and

(e) to the extent that the liability arises as a result of legislation which comes into force after the Closing and which is retrospective in effect.

The survival period for any indemnity obligation relating to claims for tax matters arising under this Section 7.2 shall be the applicable statute of limitations for tax claims.

7.3 In the event that an Indemnitee suffers an Indemnifiable Loss as provided in Section 7.1 or 7.2 and the Group Companies fail to fulfill their obligations under Section 7.1 or 7.2 to indemnify the Indemnitee for the full amount of such Indemnifiable Loss within sixty (60) days upon receipt of written notice thereof from the Purchaser, then the Founders and Founder Holdcos shall jointly and severally indemnify the Indemnitee such that the Indemnitee shall receive the full amount of such Indemnifiable Loss. Any indemnification provided by the Warrantors other than the Founders and the Founder Holdcos pursuant to this Section 7.3 shall not prejudice or otherwise affect the right of the Indemnitee to seek indemnification from the Group Companies in Section 7.1 or 7.2; provided, however, that to the extent the Indemnitee is able to recover any Indemnifiable Loss from the Group Companies, the Warrantors other than the Group Companies shall not be obligated to indemnify the Indemnitee with respect to such amount.

7.4 If the Purchaser or other Indemnitee believes that it has a claim that may give rise to an obligation of any Warrantor pursuant to this Section 7, it shall give prompt notice thereof to the Company stating specifically the basis on which such claim is being made, the material facts related thereto, and the amount of the claim (or a reasonably estimate thereof) asserted. In the event of a third party claim against an Indemnitee for which such Indemnitee seeks indemnification from any Warrantor pursuant to this Section 7, no settlement shall be deemed conclusive with respect to whether there was an Indemnifiable Loss or the amount of such Indemnifiable Loss unless such settlement is consented to by the Founders or their Founder Holdcos. Any dispute related to this Section 7 shall be resolved pursuant to Section 8.15.

7.5 Notwithstanding any other provisions contained herein, the Purchaser acknowledges that the indemnities under Section 7 shall be subject to the following provisions:

(a) the aggregate indemnification amount claimed by the Purchaser or its Indemnitees against all the Warrantors arising under or in connection with this Agreement shall not exceed the amount equal to the Purchase Price paid by the Purchaser under this Agreement, absent fraud, willful misconduct or gross negligence; and

(b) the Warrantors shall not be required to indemnify any Indemnitee for (i) any claim unless the Indemnifiable Losses in connection with any claim or claims suffered by all the Indemnitees are US$100,000 or more, on a cumulative basis, in which case the Warrantors shall be liable for the Indemnifiable Losses in respect to the claim from the first US Dollar, or (ii) any claim arising out of any breach of any representation or warranty made by the Warrantors contained herein or any of the other Transaction Documents to the extent that the relevant matters have been fairly and specifically disclosed in the Disclosure Schedule (but except for the matters as set forth in Section 7.2).

8. MISCELLANEOUS

8.1 Survival of Warranties and Undertakings

The representations, warranties and undertakings of the Warrantors contained in or made pursuant to this Agreement shall survive the Closing. Any fact or matter which is fairly and specifically disclosed in the Disclosure Schedule shall constitute notice to the Purchaser of the fact or matter so disclosed or actually known, as applicable, and the Purchaser shall be deemed to have waived any claim against the Warrantors on account of any inconsistency between such fact or matter and any of the representations, warranties and undertakings of the Warrantors in this Agreement (except (a) where any of such fact or matter in the Disclosure Schedule is untrue, incorrect or incomplete and (b) for the matters as set forth in Section 7.2).

8.2 Confidentiality

(a) Disclosure of Terms. The terms and conditions of this Agreement, any term sheet or memorandum of understanding entered into pursuant to the transactions contemplated hereby, all exhibits and schedules attached hereto and thereto, and the transactions contemplated hereby and thereby (collectively, the “Transaction Terms”), including their existence, shall be considered confidential information and shall not be disclosed by any Party hereto to any third party except as permitted in accordance with the provisions set forth below.

(b) Permitted Disclosures. Notwithstanding the foregoing, the Company may disclose (i) the existence of the investment to its bona fide prospective purchasers, employees, bankers, lenders, accountants, legal counsels and business partners, or to any person or entity to which disclosure is approved in writing by the Purchaser, such approval not to be unreasonably withheld; and (ii) the Transaction Terms to its current shareholders, employees, bankers, lenders, accountants and legal counsels, in each case only where such persons or entities are under appropriate nondisclosure obligations substantially similar to those set forth in this Section 8.2, or to any person or entity to which disclosure is approved in writing by the Purchaser, which such approval is not to be unreasonably withheld. The Purchaser may disclose (x) the existence of the investment and the Transaction Terms to any Affiliate, partner, limited partner, former partner, potential partner or potential limited partner of the Purchaser or other third parties and (y) the fact of its own investment to the public, in each case as it deems appropriate at its sole discretion. Any Party hereto may also provide disclosure in order to comply with applicable Laws, as set forth in Section 8.2(c) below.

(c) Legally Compelled Disclosure. In the event that any Party is requested or becomes legally compelled (including without limitation, pursuant to any applicable tax, securities, or other Laws and regulations of any jurisdiction) to disclose the existence of this Agreement or content of any of the Transaction Terms, such Party (the “Disclosing Party”) shall provide the other Parties with prompt written notice of that fact and shall consult with the other Parties regarding such disclosure. At the request of another Party, the Disclosing Party shall, to the extent reasonably possible and with the cooperation and reasonable efforts of the other Parties, seek a protective order, confidential treatment or other appropriate remedy. In any event, the Disclosing Party shall furnish only that portion of the information that is legally required and shall exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to such information.

(d) Other Exceptions. Notwithstanding any other provision of this Section 8.2, the confidentiality obligations of the Parties shall not apply to: (i) information which a restricted Party learns from a third party having the right to make the disclosure, provided the restricted Party complies with any restrictions imposed by the third party; (ii) information which is rightfully in the restricted Party’s possession prior to the time of disclosure by the protected Party and not acquired by the restricted Party under a confidentiality obligation; or (iii) information which enters the public domain without breach of confidentiality by the restricted Party.

(e) Press Releases, Etc. No announcements regarding the Purchaser’s investment in the Company may be made by any Party hereto in any press conference, professional or trade publication, marketing materials or otherwise to the public without the prior written consent of the Purchaser and the Company, provided, that any such announcement made by any partner, limited partner, bona fide potential partner or bona fide potential limited partner of the Purchaser shall not be subject to the consent of the Company.

(f) Other Information. The provisions of this Section 8.2 shall terminate and supersede the provisions of any separate nondisclosure agreement executed by any of the Parties with respect to the transactions contemplated hereby.

8.3 Transfer; Successors and Assigns

(a) The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the Parties. Save as expressly provided in this Agreement, nothing in this Agreement, express or implied, is intended to confer upon any party other than the Parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement. No Warrantor may assign its rights or delegate its obligations under this Agreement without the written consent of the Purchaser.

(b) The Purchaser shall be entitled to assign its rights and obligations under this Agreement or any other Transaction Documents without the consent of the other Parties to a Subsidiary of Navistar International Corporation (an “NAV Subsidiary”). If the Purchaser should at any time wish to transfer all or a portion of its interest in the Company to an NAV Subsidiary, the Company hereby irrevocably agrees that (i) it will consent to such transfer, to the issuance of any new security to be issued to such NAV Subsidiary upon such transfer and to the transfer of any of the Purchaser’s rights provided for in the Transaction Documents, (ii) any restriction on transfer provided in any Transaction Document shall be inapplicable to any transfer to an NAV Subsidiary and (iii) the Company shall waive any requirement for a legal opinion in connection with such transfer, provided that such transfer is exempt from registration under applicable securities laws and the transferee agrees in writing to be subject to the terms of the applicable Transaction Documents.

8.4 Governing Law

This Agreement shall be governed by and construed in accordance with the Laws of Hong Kong as to matters within the scope thereof, without regard to its principles of conflicts of laws.

8.5 Counterparts; Facsimile and Emails

This Agreement may be executed and delivered by facsimile, email or other electronic signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.6 Titles and Subtitles

The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

8.7 Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the Party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next Business Day; (c) five (5) days after having been delivered by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after delivery by an internationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth on Schedule 9, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section 8.7.

8.8 No Finder’s Fees

Each Party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. The Purchaser agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Purchaser or any of its officers, employees, or representatives is responsible. The Company agrees to indemnify and hold harmless the Purchaser from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

8.9 Fees and Expenses

Each Party hereto shall pay all of its own costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and other Transaction Documents and the transactions contemplated hereby and thereby.

8.10 Attorney’s Fees

If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of the Transaction Documents, the prevailing Party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such Party may be entitled.

8.11 Amendments and Waivers

Any term of this Agreement may be amended, terminated or waived only with the written consent of the Company, the Founders and the Purchaser. Any amendment or waiver effected in accordance with this Section 8.11 shall be binding upon the Group Companies, the Founders, the Founder Holdcos, the Purchaser, and each transferee of the Purchased Securities or the Conversion Shares and each future holder of all such securities.

8.12 Severability

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

8.13 Delays or Omissions

No delay or omission to exercise any right, power or remedy accruing to any Party under this Agreement, upon any breach or default of any other Party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting Party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any Party of any breach or default under this Agreement, or any waiver on the part of any Party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

8.14 Entire Agreement

This Agreement (including the Schedules and Exhibits hereto), the Restated Articles and the other Transaction Documents constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof and thereof, and any other written or oral agreement relating to the subject matter hereof and thereof existing between the Parties are expressly canceled.

8.15 Dispute Resolution

(a) Any dispute, controversy or claim arising out of or relating to this Agreement, or the interpretation, breach, termination or validity hereof, shall first be subject to resolution through consultation of the Parties to such dispute, controversy or claim. Such consultation shall begin within seven (7) days after one Party hereto has delivered to the other Parties involved a written request for such consultation. If within thirty (30) days following the commencement of such consultation the dispute cannot be resolved, the dispute shall be submitted to arbitration upon the request of any Party involved with notice to the other Parties involved.

(b) The arbitration shall be conducted in Hong Kong under the auspices of the Hong Kong International Arbitration Centre (the “HKIAC”). There shall be three (3) arbitrators. The claimant and the respondent to such dispute shall each select one (1) arbitrator within thirty (30) days after giving or receiving the demand for arbitration. Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list. The Chairman of the HKIAC shall select the third arbitrator, who shall be qualified to practice Law in Hong Kong. If either party to the arbitration does not appoint an arbitrator who has consented to participate within thirty (30) days after selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the HKIAC.

(c) The arbitration proceedings shall be conducted in English. The arbitration tribunal shall apply the Arbitration Rules of the HKIAC in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 8.15, including the provisions concerning the appointment of arbitrators, the provisions of this Section 8.15 shall prevail.

(d) The arbitrators shall decide any dispute submitted by the parties to the arbitration strictly in accordance with the substantive Laws of Hong Kong and shall not apply any other substantive law.

(e) Each Party hereto shall cooperate with any party to the dispute in making full disclosure of and providing complete access to all information and documents requested by such party in connection with such arbitration proceedings, subject only to any confidentiality obligations binding on the Party receiving the request.

(f) The award of the arbitration tribunal shall be final and binding upon the disputing parties, and any party to the dispute may apply to a court of competent jurisdiction for enforcement of such award.

(g) Any party to the dispute shall be entitled to seek preliminary injunctive relief, if possible, from any court of competent jurisdiction pending the constitution of the arbitral tribunal.

8.16 No Commitment for Additional Financing

The Warrantors acknowledge and agree that the Purchaser has not made any representation, undertaking, commitment or agreement to provide or assist the Company in obtaining any financing, investment or other assistance, other than the purchase of the Purchased Securities as set forth herein and subject to the conditions set forth herein. In addition, the Warrantors acknowledge and agree that (i) no oral statements made by the Purchaser or its representatives on or after the date of this Agreement shall create an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment, (ii) no Warrantor shall rely on any such statement by the Purchaser or its representatives and (iii) an obligation, commitment or agreement to provide or assist the Company in obtaining any financing or investment may only be created by a written agreement, signed by the Purchaser and the Company, setting forth the terms and conditions of such financing or investment and stating that the parties intend for such writing to be a binding obligation or agreement. The Purchaser shall have the right, at its sole and absolute discretion, to refuse or decline to participate in any other financing of or investment in the Company, and shall have no obligation to assist or cooperate with the Company in obtaining any financing, investment or other assistance.

8.17 Rights Cumulative

Each and all of the various rights, powers and remedies of a Party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such Party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such Party.

8.18 No Waiver

Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof will not be deemed a waiver of such term, covenant, or condition, nor will any waiver or relinquishment of, or failure to insist upon strict compliance with, any right, power or remedy power hereunder at any one or more times be deemed a waiver or relinquishment of such right, power or remedy at any other time or times.

8.19 Third Party Beneficiaries

Each of the Indemnitees shall be a third party beneficiary of this Agreement with the full ability to enforce Section 7 of this Agreement as if it were a Party hereto. Subject to the preceding sentence, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Cap. 623 of the Laws of Hong Kong) to enforce any terms of this Agreement. The rights of the Parties to terminate, rescind or agree any variation, waiver or settlement under this Agreement are not subject to the consent of any other person, including an Indemnitee.

8.20 Termination of Agreement

(a) Rights of Termination.

This Agreement may be terminated with respect to the Purchaser before the Closing as follows:

(1) at the election of the Purchaser on or after July 31, 2020, if the Closing shall not have occurred on or before such date unless such date is extended by the mutual written consent of the Company and the Purchaser; provided that: (i) the Purchaser is not in material default of any of its obligations hereunder, and (ii) the right to terminate this Agreement pursuant to this Section 8.20(a) shall not be available to the Purchaser if its breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly in, the failure of the Closing to be consummated by July 31, 2020.

(2) at the election of the Company on or after July 31, 2020, if the Closing shall not have occurred on or before such date unless such date is extended by the mutual written consent of the Company and the Purchaser; provided that: (i) the Warrantors are not in material default of any of their obligations hereunder, and (ii) the right to terminate this Agreement pursuant to this Section 8.20(a) shall not be available to the Company if a Warrantor’s breach of any provision of this Agreement has been the cause of, or resulted, directly or indirectly in, the failure of the Closing to be consummated by July 31, 2020;

(3) by mutual written consent of the Company and the Purchaser as evidenced in writing signed by the Company and the Purchaser;

(4) by the Purchaser in the event of any breach or violation of any representation or warranty, covenant or agreement contained herein or in any of the other Transaction Documents by any Warrantor that is not curable or that is curable but is not cured within thirty (30) Business Days of written notice; or

(5) by the Purchaser if any event, circumstance or change shall have occurred that, individually or in the aggregate with one or more other events, circumstances or changes, have had or reasonably could be expected to have a Material Adverse Effect on the Company or any other Group Company; or

(6) by the Purchaser or the Company, if (i) the Committee on Foreign Investment in the United States (“CFIUS”) requests or recommends that the Parties submit a joint voluntary notice (“JVN”) regarding the transactions contemplated by this Agreement and/or the Joint Development Agreement and the Parties do not reach an agreement to submit a JVN within 5 Business Days of such request or recommendation after good faith discussions, (ii) if the Parties, after discussion and upon mutual agreement, submit a JVN regarding the transactions contemplated by this Agreement and/or the Joint Development Agreement to CFIUS in accordance with Section 2.7(b) of the Joint Development Agreement and (1) CFIUS advises the parties that it will recommend to the President of the United States (the “President”) that the President prohibit and/or unwind the transactions contemplated by this Agreement, or (2) CFIUS Approval is conditioned on the acceptance of one or more assurances or measures required, requested or imposed by CFIUS, including, without limitation, entering into a mitigation agreement, letter of assurance, national security agreement, or other similar arrangement or agreement, that the Purchaser or the Company, as applicable, reasonably expects would, individually or in the aggregate, result in a material and adverse impact on the benefits of the Joint Development Agreement to such Party (the actions described in clauses (ii)(1) and (2), individually or collectively, a “CFIUS Turndown”), or (iii) the U.S. Department of Commerce, Bureau of Industry and Security (“BIS”) or any other U.S. governmental authority advises the Company or the Purchaser that its goods or technology will be subject to any U.S. export license requirements that would restrict its participation in the transactions contemplated by the Joint Development Agreement in a manner that the Purchaser or the Company, as applicable, expects would result in a material and adverse impact on the economic benefits of the Joint Development Agreement to such Party (an “Export Controls Turndown”), provided that, in the case of clauses (i), (ii) or (iii), the Joint Development Agreement should have been terminated.

(b) Effect of Termination.

(1) The date of termination of this Agreement pursuant to Section 8.20(a) hereof shall be referred to as “Termination Date”.

(2) In the event of termination by the Company and/or the Purchaser pursuant to Section 8.20(a) hereof, written notice thereof shall forthwith be given to the other Parties and this Agreement shall terminate with respect to the Purchaser, and (i) in case this Agreement is terminated pursuant to (1) or (2) under Section 8.20(a), the Parties shall negotiate in good faith and agree on the effects of the termination otherwise or (ii) in case this Agreement is terminated pursuant to (3), (4), (5) or (6) of Section 8.20(a), the purchase of the Purchased Securities by the Purchaser hereunder shall be abandoned and rescinded, without further action by the Parties hereto. Each of the Company and the Purchaser shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without liability to the Company or the Purchaser; provided that no such termination shall relieve the Company or the Purchaser from liability for any breach of this Agreement incurred before the termination.

(c) Termination after Closing.

(1) Notwithstanding consummation of the Closing, this Agreement and the Warrant may be terminated by the Purchaser or the Company after the Closing (i) after receipt of a request or recommendation by CFIUS that the Parties file a JVN regarding the transactions contemplated by this Agreement and/or the Joint Development Agreement and the Parties do not reach an agreement to submit a JVN after good faith discussions, or (ii) if any CFIUS Turndown or Export Controls Turndown has occurred, provided that, in the case of clauses (i) or (ii), the Joint Development Agreement shall have been terminated.

(2) In the event of termination by the Purchaser or the Company pursuant to Section 8.20(a)(6) or Section 8.20(c)(1) hereof, without prejudice to such Party’s other rights or remedies under the Transaction Documents, the Purchaser or the Company, as the case may be, may, without the need to demonstrate the sufficiency of any monetary damages or the availability of any other remedy at law or in equity, terminate, rescind and/or unwind the Transaction Documents and the transactions contemplated thereunder by delivering a written notice to the other Party. Within ten (10) Business Days after receipt of such notice, (i) the Purchaser shall (x) transfer to the Company the Purchased Shares and the Warrant Shares (as applicable) for an aggregate consideration equal to the sum of the Purchase Price and the Warrant Purchase Amount (as applicable), (y) return to the Company the items that have been delivered by the Company to the Purchaser pursuant to Section 1.2(b), Section 1.2(c) and Section 1.2(d) of this Agreement and Section 19.3 of the Warrant, and (z) transfer to the US Co the amount of funds received by the Purchaser pursuant to Section 3.2 of the JDA, and (ii) the Company shall (A) repurchase from the Purchaser, or cause to be transferred to a third party nominated by the Company, the Purchased Shares and the Warrant Shares (as applicable) at an aggregate repurchase price equal to the sum of the Purchase Price and the Warrant Purchase Amount (as applicable), and (B) cancel the Purchased Shares and Warrant Shares (as applicable) that the Purchaser purchased pursuant to the Transaction Documents. All of the filing fees imposed by the CFIUS in connection with the filing of a JVN, if any, incurred by the Purchaser or the Company in connection with the exercise of its rights under this Section 8.20(c) shall be borne equally by the Company and the Purchaser, and each of the Parties shall bear its own attorney fees in connection with the exercise of its rights under this Section 8.20(c). Each of the Parties hereunder shall be relieved of their duties and obligations arising under this Agreement after the payment of the Purchase Price and the Warrant Purchase Amount (collectively, the “Payments”) in full to the Purchaser, and such termination shall be without liability to the Company or the Purchaser; provided that no such termination shall relieve the Parties from liability for any breach of this Agreement incurred before the termination.

(d) Surviving Provisions.

(1) The provisions of this Section 8.20, Section 7, Section 8.1, Section 8.2, Section 8.4, Section 8.7, Section 8.9, and Section 8.15, hereof shall survive any termination of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

COMPANY:	Tusimple (Cayman) Limited

	By:	/s/ CHEN Mo
Name: CHEN Mo ( )
Title: Director

HK CO:	Tusimple (Hong Kong) Limited

	By:	/s/ CHEN Mo
Name: CHEN Mo ( )
Title: Director

HK AUTO TECH:	Tusimple (Hong Kong) Auto Tech Limited

	By:	/s/ Wang Naiyan
Name: Wang Naiyan ( )
Title: Director

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

WFOE:	Beijing Tusen Zhitu Technology Co., Ltd.
( )

	By:	/s/ Guo Minhua
Name:
Title: Legal Representative

Affix Seal: [Beijing Tusen Zhitu Technology Co., Ltd. company seal is affixed]

DOMCO I:	Beijing Tusen Weilai Technology Co., Ltd.
( )

	By:	/s/ Guo Minhua
Name:
Title: Legal Representative

Affix Seal: [Beijing Tusen Weilai Technology Co., Ltd. company seal is affixed]

WEILAI LOGISTICS:	Tangshan Tusen Weilai Logistics Co., Ltd.
( )

	By:	/s/ HAO Jianan
Name:
Title: Legal Representative

Affix Seal: [Tangshan Tusen Weilai Logistics Co., Ltd. company seal is affixed]

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

US CO:	TuSimple, Inc.

	By:	/s/ HOU Xiaodi
Name: HOU Xiaodi ( )
Title: Director

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

JAPAN CO:	Kabushiki Kaisha TuSimple JAPAN
( TuSimple JAPAN)

	By:	/s/ WU Nan
Name: WU Nan ( )
Title: Director

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

WEILAI CHENGYUN:	Beijing Weilai Chengyun Auto Tech Co., Ltd.
( )

	By:	/s/ HAO Jianan
Name: HAO Jianan ( )
Title: Legal Representative

Affix Seal: [Beijing Weilai Chengyun Auto Tech Co., Ltd. company seal is affixed]

TUSHEN ZHINENG:	Shanghai Tushen Zhineng Technology Co., Ltd.
( )

	By:	/s/ WANG Naiyan
Name: WANG Naiyan ( )
Title: Legal Representative

Affix Seal: [Shanghai Tushen Zhineng Technology Co., Ltd. company seal is affixed]

DOMCO II:	Shanghai Tusen Weilai AI Technology Co., Ltd.
( )

	By:	/s/ LIU Huiwen
Name: LIU Huiwen ( )
Title: Legal Representative

Affix Seal: [Shanghai Tusen Weilai AI Technology Co., Ltd. company seal is affixed]

KUANGTU:	Shanghai Kuangtu Logistics Co., Ltd.
( )

	By:	/s/ HAO Jianan
Name: HAO Jianan ( )
Title: Legal Representative

Affix Seal: [Shanghai Kuangtu Logistics Co., Ltd. company seal is affixed]

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

TUSEN ZHIYUN:	Tusen Zhiyun (Shenzhen) Auto Tech Co., Ltd.
( )

	By:	/s/ HAO Jianan
Name: HAO Jianan ( )
Title: Legal Representative

Affix Seal: [Tusen Zhiyun (Shenzhen) Auto Tech Co., Ltd. company seal is affixed]

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

FOUNDERS:	CHEN Mo ( )

	By:	/s/ CHEN Mo

HOU Xiaodi ( )

	By:	/s/ HOU Xiaodi

REN Zhenguo ( )

	By:	/s/ REN Zhenguo

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

FOUNDER HOLDCOS:	Gray Jade Holding Limited

/s/ CHEN Mo
Name: CHEN Mo ( )
Title: Director

White Marble International Limited

/s/ HOU Xiaodi
Name: HOU Xiaodi ( )
Title: Director

Ancient Jade International Limited

/s/ REN Zhenguo
Name: REN Zhenguo ( )
Title: Director

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

PURCHASER:	Navistar, Inc.

	By:	/s/ Persio Lisboa
Name: Persio Lisboa
Title: CEO

SIGNATURE PAGE TO SECURITIES PURCHASE AGREEMENT

SCHEDULES AND EXHIBITS

Schedules

Schedule 1	Schedule of Purchasers
Schedule 2-A	Schedule of Founders
Schedule 2-B	Schedule of Founder Holdcos
Schedule 3	Definitions
Schedule 4	Schedule of Key Employees
Schedule 5	Representations and Warranties of the Warrantors
Schedule 6	Disclosure Schedule
Schedule 7	Representations and Warranties of the Purchaser
Schedule 8	Capitalization Table
Schedule 9	Notices

SCHEDULES AND EXHIBITS

Exhibits

Exhibit A	Special Resolutions and Restated Articles
Exhibit B	Shareholders’ Agreement
Exhibit C	Form of Share Restriction Agreements
Exhibit D	Form of Compliance Certificate
Exhibit E	Control Documents

SCHEDULES AND EXHIBITS

SCHEDULE 1

SCHEDULE OF PURCHASER

Purchaser	Class of Preferred Shares	Number of Preferred Shares	Consideration
Navistar, Inc.	Series D-1 Preferred Shares	616,365	US$	5,000,000
Total	/	616,365	US$	5,000,000

SCHEDULE 1

SCHEDULE 2-A

SCHEDULE OF FOUNDER

SCHEDULE 2-A

SCHEDULE 2-B

SCHEDULE OF FOUNDER HOLDCO

SCHEDULE 2-B

SCHEDULE 3

DEFINITIONS

1.

“Affiliate” means, with respect to any specified Person, any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, including, without limitation, any general partner, limited partner, officer, director, member or employee of such Person and any venture capital or other fund now or hereafter existing that is controlled by or under common control with one or more general partners or managing members of, or shares the same management company with, such Person. With respect to a natural person, his or her Affiliates also include his or her children, stepchildren, grandchildren, parents, step-parents, grandparents, spouse and siblings.

2.	“Agreement” has the meaning ascribed to it in the Preamble to this Agreement.

3.	“Anti-Corruption Laws” has the meaning set forth in Section 19 of Schedule 5.

4.	“Anti-Money Laundering Laws” has the meaning ascribed to it in Section 25.4 of Schedule 5.

5.	“Board of Directors” or “Board” means the Company’s board of Directors.

6.	“Breach” has the meaning set forth in Section 7.1.

7.

“Business Day” means any day, other than a Saturday, Sunday or other day on which the commercial banks in Hong Kong, Beijing or New York are authorized or required to be closed for the conduct of regular banking business.

8.	“Business Plan” has the meaning set forth in Section 30 of Schedule 5.

9.	“CFIUS” has the meaning set forth in Section 8.20(a)(6).

10.

“Circular 37” means the Circular of the State Administration of Foreign Exchange on Relevant Issues concerning Foreign Exchange Administration for Domestic Residents to Engage in Overseas Investment or Financing and in Return Investment via Special Purpose Vehicles promulgated by the State Administration of Foreign Exchange of the PRC on July 4, 2014.

11.	“Closing” has the meaning ascribed to it in Section 1.2(a).

12.	“Closing Account” has the meaning ascribed to it in Section 1.3.

13.	“Company” has the meaning ascribed to it in the Preamble.

14.	“Company Law” means the Companies Law (as amended) of the Cayman Islands.

15.	“Confidential Information Agreements” has the meaning ascribed to it in Section 21 of Schedule 5.

16.	“Contract” means a legally binding contract, agreement, understanding, indenture, note, bond, loan, instrument, lease, mortgage, franchise or license.

17.

“Control” or “control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, through any contractual relationship (including, without limitation, pursuant to a management or advisory agreement) or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person; the terms “Controlling” and “Controlled” (and their lower-case counterparts) have meanings correlative to the foregoing.

18.

“Control Documents” means the following set of contracts in a form and substance attached hereto as Exhibit E, including without limitation, Share Pledge Agreement, Exclusive Option Agreement, Exclusive Business Cooperation Agreement and Power of Attorney.

19.	“Conversion Shares” means Ordinary Shares issuable upon conversion of any Preferred Shares.

20.

“Convertible Securities” means, with respect to any specified Person, securities convertible or exchangeable into any shares of any class of such specified Person, however described and whether voting or non-voting.

21.	“Directors” means the members of the Board of Directors.

22.	“Disclosing Party” has the meaning ascribed to it in Section 8.2(c).

23.	“Disclosure Schedule” has the meaning ascribed to it in Section 4.

24.	“DomCo I” has the meaning ascribed to it in the preamble.

25.	“DomCo II” has the meaning ascribed to it in the preamble.

26.	“Employee Benefit Plans” has the meaning ascribed to it in Section 16.7 of Schedule 5.

27.	“Establishment Documents” has the meaning ascribed to it in Section 22.2 of Schedule 5.

28.	“Execution Date” means the date of this Agreement.

29.

“Financial Statements” means the consolidated balance sheet, income statement and statement of cash flows, prepared in accordance with IFRS / US GAAP and applied on a consistent basis throughout the periods indicated.

30.	“Founder(s)” has the meaning ascribed to it in the Preamble.

31.	“Founder Holdcos” has the meaning ascribed to it in the Preamble.

32.

“Governmental Authority” means the government of any nation, province, state, city, locality or other political subdivision of any thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, regulation or compliance, and any corporation or other entity owned or controlled, through share or capital ownership or otherwise, by any of the foregoing.

33.

“Group Companies” means the Company, the HK Co, the WFOE, the US Co, the DomCos, the PRC Subsidiaries, the Japan Co, HK Auto Tech, and any other direct or indirect Subsidiary of any Group Company collectively, and “Group Company” means any one of them.

34.	“GC Product or Service” has the meaning ascribed to it in Section 8.7 of Schedule 5.

35.	“Hong Kong” means the Hong Kong Special Administrative Region of the PRC.

2

SCHEDULE 3

36.	“HK Auto Tech” has the meaning ascribed to it in the Preamble.

37.	“HK Co” has the meaning ascribed to it in the Preamble.

38.	“HKIAC” has the meaning ascribed to it in Section 8.15(b).

39.	“IFRS” mean International Financial Reporting Standards.

40.	“Indemnifiable Loss” has the meaning set forth in Section 7.1.

41.	“Indemnitee” has the meaning set forth in Section 7.1.

42.

“Intellectual Property” means all patents, patent applications, trademarks, service marks, trade names, copyrights, trade secrets, processes, compositions of matter, formulas, designs, inventions, proprietary rights, know-how and any other confidential or proprietary information owned or otherwise used by any Group Company.

43.	“Japan Co” has the meaning ascribed to it in the Preamble.

44.	“Joint Development Agreement” has the meaning ascribed to it in the Recitals.

45.	“Key Employee” means each of the Persons listed in Schedule 4.

46.	“Knowledge” including the phrase “to the Warrantors’ knowledge” means the actual knowledge after reasonable investigation of the Key Employees and the Founders.

47.	“Kuangtu” has the meaning ascribed to it in the Preamble.

48.

“Law” means any constitutional provision, statute or other law, rule, regulation, official policy or interpretation of any Governmental Authority and any injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority.

49.	“Lien” means any mortgage, pledge, claim, security interest, encumbrance, title defect, lien, charge or other restriction or limitation.

50.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of the Group Companies, either individually or taken as a whole.

51.	“Material Agreements” has the meaning ascribed to it in Section 10.1 of Schedule 5.

52.	“NAV Subsidiary” has the meaning ascribed to it in Section 8.3.

53.	“OFAC” has the meaning ascribed to such term in Section 18.2(a) of Schedule 5.

54.	“OFAC Sanctioned Person” has the meaning ascribed to such term in Section 18.2(b) of Schedule 5.

55.	“OFAC Sanctions” has the meaning ascribed to such term in Section 18.2(a) of Schedule 5.

56.	“Order” or “order” means any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Authority.

57.	“Ordinary Share” has the meaning ascribed to it in the Recitals to this Agreement, being an ordinary share of par value US$0.0001 in the capital of the Company.

3

SCHEDULE 3

58.	“Party” and “Parties” has the meaning ascribed to it in the Preamble to this Agreement.

59.	“Payments” has the meaning ascribed to it in Section 8.20(c).

60.	“Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity.

61.	“PRC” means the Peoples’ Republic of China, excluding Hong Kong, the Macau Special Administrative Region and Taiwan for the purpose of this Agreement.

62.	“PRC Subsidiaries” has the meaning ascribed to it in the Preamble.

63.	“Projections” has the meaning ascribed to it in Section 29 of Schedule 5.

64.	“Preferred Share” has the meaning ascribed to it in the Recitals to this Agreement.

65.

“public official” means an employee of a Governmental Authority, a member of a political party, a political candidate, an officer of a public international organization, or an officer or employee of a state-owned enterprise, including a PRC state-owned enterprise.

66.	“Public Software” has the meaning ascribed to it in Section 8.7 of Schedule 5.

67.	“Purchased Shares” has the meaning ascribed to it in Section 1.1.

68.	“Purchased Securities” has the meaning ascribed to it in Section 1.1.

69.	“Purchase Price” has the meaning ascribed to it in Section 1.1.

70.	“Purchased Warrant” has the meaning ascribed to it in Section 1.1.

71.	“Purchaser” or “Purchasers” has the meaning ascribed to it in the Preamble.

72.	“Related Party” has the meaning ascribed to it in Section 11.4 of Schedule 5.

73.	“Reserve” or “reservation” has the meaning ascribed to it in Section 4 of Schedule 5.

74.	“Restated Articles” has the meaning ascribed to it in Section 2.6.

75.	“Restricted securities” has the meaning ascribed to it in Section 5 of Schedule 7.

76.	“SDN List” has the meaning ascribed to such term in Section 18.2(b) of Schedule 5.

77.	“Secretary” has the meaning ascribed to such term in Section 18.2(a) of Schedule 5.

78.	“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (or comparable Laws in jurisdictions other than the United States).

79.	“Series A Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

80.	“Series B-1 Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

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81.	“Series B-2 Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

82.	“Series B-3 Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

83.	“Series C Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

84.	“Series D-1 Preferred Shares” has the meaning ascribed to it in the Recitals to this Agreement.

85.

“Shareholders’ Agreement” means the Sixth Amended and Restated Shareholders’ agreement of Tusimple (Cayman) Limited, dated March 11, 2020, by and among the Group Companies, the Founders, the Purchaser and certain other parties thereto, substantially in the form and substance attached hereto as Exhibit B and amended and restated from time to time (for the avoidance of doubt, the entry by the Purchaser thereof shall be through the execution and delivery of a Joinder to the Shareholders’ Agreement in form to the satisfaction of the Purchaser).

86.	“Share Plan” has the meaning ascribed to it in Section 2.3 of Schedule 5.

87.

“Share Restriction Agreements” means the Second Amended and Restated Share Restriction Agreements, dated August 13, 2019, by and among the Company, Mr. Chen Mo, Mr. Hou Xiaodi and certain other parties thereto, substantially in the form and substance attached hereto as Exhibit C and amended and restated from time to time (for the avoidance of doubt, the entry by the Purchaser thereof shall be through the execution and delivery of a Joinder to the applicable Share Restriction Agreement in form to the satisfaction of the Purchaser).

88.	“Sina” means SUN Dream Inc and its successors and assignees.

89.	“Special Resolutions” has the meaning ascribed to it in Section 2.6.

90.	“Statement Date” has the meaning ascribed to it in Section 14 of Schedule 5.

91.

“Subsidiary” or “subsidiary” means, as of the relevant date of determination, with respect to any Person (the “subject entity”), (i) any Person (x) more than 50% of whose shares or other interests entitled to vote in the election of directors or (y) more than a 50% interest in the profits or capital of such Person are owned or controlled directly or indirectly by the subject entity or through one (1) or more Subsidiaries of the subject entity; (ii) any Person whose assets, or portions thereof, are consolidated with the net earnings of the subject entity and are recorded on the books of the subject entity for financial reporting purposes in accordance with IFRS or US GAAP; or (iii) any Person with respect to which the subject entity has the power to otherwise direct the business and policies of that entity directly or indirectly through another subsidiary. For the avoidance of doubt, the Subsidiaries of the Company shall include the Group Companies (other than the Company) and/or any other company Controlled by the Company, directly or indirectly, through contractual arrangement (including via the variable interest entities arrangement).

92.

“Transaction Documents” means this Agreement, the Shareholders’ Agreement (as amended and restated from time to time), the Restated Articles (as amended and restated from time to time), the Share Restriction Agreements, the Control Documents, the Joint Development Agreement, the Warrant Instrument and any other agreements, instruments or documents entered into in connection with this Agreement.

93.	“Termination Date” has the meaning ascribed to it in Section 8.22(b).

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94.	“TID U.S. business” has the meaning ascribed to it in 31 CFR § 800.248, as may be amended from time to time

95.	“Transaction Terms” has the meaning ascribed to it in Section 8.2(a).

96.	“Tusen Zhiyun” has the meaning ascribed to it in the Preamble.

97.	“Tushen Zhineng” has the meaning ascribed to it in the Preamble.

98.	“United States Person” has the meaning ascribed to it in Section 18.2(c) of Schedule 5.

99.	“US Co” has the meaning ascribed to it in the Preamble.

100.	“US GAAP” means the Generally Accepted Accounting Principles in the United States.

101.	“US$” means the United States Dollar, the lawful currency of the United States of America.

102.	“Warrant” has the meaning ascribed to it in the Recitals.

103.	“Warrant Instrument” has the meaning ascribed to it in the Recitals.

104.

“Warrant Shares” means the Series D-1 Preferred Shares of the Company or shares of any other class and series of convertible preferred shares or other senior convertible equity security sold or issued by the Company pursuant to the Warrant Instrument.

105.	“Warrant Purchase Amount” has the meaning ascribed to “Purchase Amount” in the Warrant.

106.	“Exercise Price” has the meaning as ascribed to it in the Warrant Instrument.

107.	“Warrantors” means the Group Companies, the Founder Holdcos and the Founders, and “Warrantor” means any one of them.

108.	“Weilai Chengyun” has the meaning ascribed to it in the Preamble.

109.	“Weilai Logistics” has the meaning ascribed to it in the Preamble.

110.	“WFOE” has the meaning ascribed to it in the preamble.

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SCHEDULE 4

SCHEDULE OF KEY EMPLOYEES

SCHEDULE 4

SCHEDULE 5

REPRESENTATIONS AND WARRANTIES OF THE WARRANTORS

1. ORGANIZATION, GOOD STANDING, CORPORATE POWER AND QUALIFICATION

Each Warrantor (except for the Founders) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Each Warrantor (except for the Founders) is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Each Warrantor has full power, authority and capacity to enter into and perform each of the Transaction Documents to which such Warrantor is a party.

2. CAPITALIZATION

2.1 The authorized capital of the Company consists, immediately prior to the Closing, of: (a) 424,444,247 Ordinary Shares, of which 58,641,425 shares are issued and outstanding immediately prior to the Closing. All of the outstanding Ordinary Shares have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable securities laws. The Company holds no treasury shares; and (b) 20,000,000 Series A Preferred Shares, all of which are issued and outstanding immediately prior to the Closing; 8,218,203 Series A-2 Preferred Shares, all of which are issued and outstanding immediately prior to the Closing; 7,080,000 Series B-1 Preferred Shares, all of which are issued and outstanding immediately prior to the Closing; 3,000,000 Series B-2 Preferred Shares, all of which are issued and outstanding immediately prior to the Closing; 3,465,372 Series B-3 Preferred Shares, all of which are issued and outstanding immediately prior to the Closing; 14,993,041 Series C Preferred Shares, all of which are issued and outstanding immediately prior to the Closing; and 18,799,137 Series D-1 Preferred Shares, 18,182,772 of which are issued and outstanding immediately prior to the Closing. The rights, privileges and preferences of the Series A Preferred Shares, the Series A-2 Preferred Shares, the Series B-1 Preferred Shares, the Series B-2 Preferred Shares, the Series B-3 Preferred Shares, the Series C Preferred Shares and the Series D-1 Preferred Shares are as stated in the Restated Articles and as provided by the Company Law.

2.2 The Company has reserved 17,445,043 Ordinary Shares for issuance to Key Employees, research and technical employees, officers, directors and consultants of the Company pursuant to the 2017 Share Plan of the Company, as amended from time to time (the “Share Plan”), and 2,125,000 of which are issued and outstanding. Of such reserved Ordinary Shares, 3,069,879 Ordinary Shares remain available for issuance to Key Employees, research and technical employees, officers, directors and consultants of the Company. The Company has furnished to the Purchaser complete and accurate copies of the Share Plan and forms of agreements used thereunder.

2.3 Schedule 8 sets forth the capitalization of the Company immediately before and following the Closing including the number of shares of the following: (i) issued and outstanding Ordinary Shares, including, with respect to restricted Ordinary Shares, vesting schedule and repurchase price; (ii) issued and granted stock options; (iii) stock options not yet issued but reserved for issuance, including vesting schedule and exercise price; (iv) each series of Preferred Shares; and (v) warrants or stock purchase rights, if any. Except for (A) the conversion privileges of the Purchased Securities to be issued under this Agreement and other Transaction Documents, (B) the rights provided in the Shareholders’ Agreement, and (C) the securities and rights described in Section 2.3 of this Schedule 5, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Ordinary Share or Preferred Share, or any securities convertible into or exchangeable for Ordinary Share or Preferred Share. .

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2.4 The Founders are the legal and beneficial owners of one hundred percent (100%) equity interest of their respective Founder Holdcos. The Founder Holdcos are the legal and beneficial owners of 56,516,425 Ordinary Shares of the Company. The Company is the sole legal and beneficial owner of one hundred percent (100%) equity interest of the US Co. The Company is the sole legal and beneficial owner of one hundred percent (100%) equity interest of the HK Co, which in turn is the sole legal and beneficial owner of one hundred percent (100%) equity interest of the WFOE. The Company is the sole legal and beneficial owner of one hundred percent (100%) equity interest of HK Auto Tech. The HK Co is the legal and beneficial owner of ninety percent (90%) equity interest of the Japan Co. The DomCo I is the sole legal and beneficial owner of one hundred percent (100%) equity interest of each of Weilai Logistics, Weilai Chengyun and Tushen Zhineng. The DomCo II is the sole legal and beneficial owner of one hundred percent (100%) equity interest of Kuangtu and Tusen Zhiyun.

2.5 Section 2.5 of the Disclosure Schedule sets forth the capitalization and equity holders of the DomCos, including all issued and outstanding equity capital of the DomCos. Unless otherwise provided in the Control Documents, there are no outstanding options, warrants, rights (including conversion or, preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire any equity interest or share capital, or any securities convertible into or exchangeable for an equity interest or share capital, of any Group Company (other than the Company).

2.6 WFOE Controls one hundred percent (100%) equity interest in each of the DomCos through the Control Documents. Each Control Document is duly executed by related parties and constitutes the legal and binding obligations of the relevant parties except as limited by laws of general application relating to or affecting the enforcement of contractual arrangements materially similar to the Control Documents.

3. SUBSIDIARIES

Other than the HK Co, the US Co, the Japan Co, the HK Auto Tech, the WFOE and the PRC Subsidiaries, the Company and each other Group Company do not currently own or control, directly or indirectly, any interest in any other company, corporation, partnership, trust, joint venture, association, or other business entity. Neither the Company nor any other Group Company is a participant in any joint venture, partnership or similar arrangement.

4. AUTHORIZATION

With respect to each Warrantor (except for the Founders), all corporate action required to be taken by such Warrantor’s board of directors and shareholders in order to authorize each respective Warrantor to enter into the Transaction Documents to which each such Warrantor is a party, and (only with respect to the Company) to issue the Purchased Securities at the Closing and the Conversion Shares, has been taken or will be taken prior to the Closing. With respect to each Warrantor (except for the Founders), all action on the part of the officers of each Warrantor necessary for the execution and delivery of the Transaction Documents, the performance of all obligations of such Warrantor under the Transaction Documents to be performed as of the Closing, and (only with respect to the Company) the issuance and delivery of the Purchased Securities has been taken or will be taken prior to the Closing. The Transaction Documents, when executed and delivered by each Warrantor, shall constitute valid and legally binding obligations of each Warrantor, enforceable against each Warrantor in accordance with their respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies, or (iii) to the extent the indemnification provisions contained in the Shareholders’ Agreement may be limited by applicable securities laws. The issuance of any Preferred Shares or Conversion Shares is not subject to any preemptive rights or rights of first refusal, or if any such preemptive rights or rights of first refusal exist, waiver of such rights has been obtained from the holders thereof. For the purpose only of this Agreement, “reserve,”

SCHEDULE 5

“reservation” or similar words with respect to a specified number of Ordinary Shares or Preferred Shares of the Company shall mean that the Company shall, and the Board of Directors of the Company shall procure that the Company shall, refrain from issuing such number of shares so that such number of shares will remain in the authorized but unissued share capital of the Company until the conversion rights of the holders of any Convertible Securities exercisable for such shares are exercised in accordance with the Restated Articles or otherwise.

5. VALID ISSUANCE OF SECURITIES

5.1 The Purchased Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of Liens and other restrictions on transfer other than restrictions on transfer under this Agreement, the Shareholders’ Agreement, applicable securities laws and liens or encumbrances created by or imposed by the relevant Purchaser. Subject in part to the accuracy of the representations of the Purchaser in Schedule 7 of this Agreement, the Purchased Securities will be issued in compliance with all applicable securities laws. The Conversion Shares have been duly reserved for issuance, and upon issuance in accordance with the terms of the Restated Articles, will be validly issued, fully paid and nonassessable and free of Liens and other restrictions on transfer other than restrictions on transfer under the Transaction Documents, applicable securities laws and liens or encumbrances created by or imposed by the relevant Purchaser. The Conversion Shares will be issued in compliance with all applicable securities laws.

5.2 All presently outstanding Ordinary Shares of the Company were duly and validly issued, fully paid and non-assessable, and are free and clear of any Liens and free of restrictions on transfer (except for any restrictions on transfer under Transaction Documents or applicable securities laws) and have been issued in compliance in all material respects with the requirements of all applicable securities laws and regulations, including, to the extent applicable, the Securities Act.

6. GOVERNMENTAL CONSENTS AND FILINGS

No consent, approval, order or authorization of or registration, qualification, designation, declaration or filing with, any Governmental Authority is required on the part of any Warrantor is required in connection with the valid execution, delivery and consummation of the transactions contemplated by this Agreement, the Shareholders’ Agreement or the offer, sale, issuance or reservation for issuance of the Purchased Securities and the Conversion Shares.

7. LITIGATION

There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Warrantors’ knowledge, currently threatened (i) against any Warrantor or any officer, director or Key Employee of any Group Company that would either individually or in aggregate, reasonably be expected to have a Material Adverse Effect; or (ii) to the Warrantors’ knowledge, that questions the validity of the Transaction Documents or the right of any Warrantor to enter into them, or to consummate the transactions contemplated by the Transaction Documents. None of the Warrantors and, to the Warrantors’ knowledge, none of the officers, directors and Key Employees of any Group Company, is a party or is named as subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no action, suit, proceeding or investigation by any Group Company pending or which any Group Company intends to initiate. The foregoing includes, without limitation, actions, suits, proceedings or investigations pending or threatened in writing (or any basis therefor known to the Warrantors) involving the prior employment of any of the Group Company’s employees, their services provided in connection with Group Company’s business, or any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

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8. INTELLECTUAL PROPERTY

8.1 Each Group Company owns or possesses sufficient legal rights to (i) all trademarks, service marks, trade names, copyrights, trade secrets, licenses, information and proprietary rights and processes and (ii) to the Warrantors’ knowledge, all patents and patent rights, as are necessary to the conduct of such Group Company’s business as now conducted and as presently proposed to be conducted, without any known conflict with, or infringement of, the rights of others. Section 8.1 of the Disclosure Schedule contains a complete and accurate list of all Intellectual Property owned, licensed to or used by each Group Company, whether registered or not, and a complete and accurate list of all licenses granted by such Group Company to any third party with respect to any Intellectual Property. No product or service marketed or sold (or proposed to be marketed or sold) by any Group Company violates or will violate any license or infringe any intellectual property rights of any other party.

8.2 No Group Company has received any communications alleging that any Group Company has violated or, by conducting its business, would violate any of the patents, trademarks, service marks, trade names, copyrights, trade secrets or other proprietary rights or processes of any other person or entity. Each Group Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with such Group Company’s business. To the Warrantors’ knowledge, it will not be necessary to use any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by a Group Company. Each Key Employee has assigned to the Group Companies all intellectual property rights he or she owns that are related to the Group Companies’ business as now conducted. Section 8.2 of the Disclosure Schedule lists all patents, patent applications, registered trademarks, trademark applications, registered service marks, service mark applications, registered copyrights and domain names of each Group Company.

8.3 Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the foregoing, nor is any Group Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other person or entity.

8.4 No proceedings or claims in which any Group Company alleges that any person is infringing upon, or otherwise violating, its Intellectual Property rights are pending, and none has been served, instituted or asserted by any Group Company.

8.5 None of the employees of any Group Company or the Founders are obligated under any Contract (including a Contract of employment), or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Group Companies, or that would conflict with the business of any Group Company as presently conducted. To the Warrantors’ knowledge, it will not be necessary to utilize in the course of any Group Company’s business operations any inventions of any of the employees of any Group Company made prior to their employment by the such Group Company, except for inventions that have been validly and properly assigned or licensed to such Group Company as of the date hereof.

8.6 Each Group Company has taken all security measures that in the judgment of such Person are commercially prudent in order to protect the secrecy, confidentiality, and value of its material Intellectual Property.

8.7 No Public Software (as defined below) forms part of any product or service provided by any Group Company (“GC Product or Service”), and no Public Software was or is used in connection with the development of any GC Product or Service or is incorporated into, in whole or in part, or has been distributed with, in whole or in part, any GC Product or Service. As used in this Section 8.7, “Public

SCHEDULE 5

Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software (as defined by the Free Software Foundation), open source software (e.g., Linux or software distributed under any license approved by the Open Source Initiative as set forth www.opensource.org) or similar licensing or distribution models which require the distribution or making available of source code as well as object code of the software to licensees without charge (except for the cost of the medium) and the right of the licensee to modify the software and redistribute both the modified and unmodified versions of the software, including software licensed or distributed under any of the following licenses: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the BSD License; or (vi) the Apache License.

9. COMPLIANCE WITH OTHER INSTRUMENTS

9.1 None of the Group Companies, the Founders and the Founder Holdcos is in violation or default (i) of any provisions of its memorandum of association (if any), articles of association or any other applicable constitutional document, (ii) of any instrument, judgment, order, writ or decree, (iii) under any note, indenture or mortgage, or (iv) under any lease, agreement, contract or purchase order to which it is a party or by which it is bound that is required to be listed on the Section 10.1 of Disclosure Schedule, or (v) of any provision of statute, rule or regulation applicable to such Warrantor, the violation of which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated by the Transaction Documents will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either (i) a default under any such provision, instrument, judgment, order, writ, decree, contract or agreement or (ii) an event which results in the creation of any lien, charge or encumbrance upon any equity interest or assets of any Group Company or the suspension, revocation, forfeiture, or nonrenewal of any material permit or license applicable to any Group Company, which would either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2 PENALTIES AND FINES

There are no penalties or fines of whatsoever nature that have ever been imposed on any Group Company.

10. AGREEMENTS; ACTIONS

10.1 Save for the agreements set out in Section 10.1 of the Disclosure Schedule (the “Material Agreements”) and the Transaction Documents, there are no other agreements, understandings, instruments, contracts or proposed transactions to which any Group Company is a party or by which it is bound that involve (i) obligations (contingent or otherwise) of, or payments to, any Group Company in excess of US$100,000 per annum or in excess of US$500,000 in the aggregate, (ii) the transfer or license of any patent, copyright, trade secret or other proprietary right to or from any Group Company, other than from or to another Group Company or from a Founder to a Group Company, (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect any Group Company’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products, (iv) indemnification by any Group Company with respect to infringements of proprietary rights, and there are no agreements, understandings, instruments, contracts or proposed transactions between any Warrantor and any holder of Preferred Shares amending or varying the rights or obligations of the Company and such holder of Preferred Shares from those set out in the Transaction Documents. All the Material Agreements are valid, binding and enforceable obligations of the parties thereto and the terms thereof have been complied with by the relevant Group Company, and to the Warrantors’ knowledge, by all the other parties thereto. There are to the Warrantors’ knowledge, no circumstances likely to give rise to any material breach of such terms, no grounds for rescission, avoidance or repudiation of any of the Material Agreements which would have a Material Adverse Effect and no notice of termination or of intention to terminate has been received in respect of any Material Agreement.

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10.2 The Company has not declared or paid any dividends, or authorized or made any distribution upon or with respect to any class of its share capital, and no Group Company has (i) incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of US$10,000 or in excess of US$25,000 in the aggregate, (ii) made any loans or advances to any person, other than ordinary advances for travel expenses and trade receivables in the ordinary course of business, or (iii) sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business or otherwise envisaged in this Agreement. For the purposes of Sections 10.1 and 10.2 of this Schedule 5 all indebtedness, liabilities, agreements, understandings, instruments, contracts and proposed transactions involving the same person or entity shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsection.

10.3 No Group Company is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation that is not a Group Company.

10.4 Save as set out in Section 10.4 of the Disclosure Schedule or in connection with this Agreement and the other Transaction Documents, no Group Company has engaged in the past three (3) months in any discussion with any representative of any corporation, partnership, trust, joint venture, limited liability company, association or other entity, or any individual, regarding (i) a sale of all or substantially all of such Group Company’s assets, or (ii) any merger, consolidation or other business combination transaction of such Group Company with or into another corporation, entity or person.

11. CONFLICT OF INTEREST AND RELATED PARTY TRANSACTIONS

11.1 Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the Board of Directors, and (iii) the purchase of the Company’s share capital in accordance with applicable law, and the issuance of options to purchase the Company’s Ordinary Shares, in each instance, disclosed in Section 11.1 of the Disclosure Schedule, there are no agreements, understandings or proposed transactions between any Group Company and any of its officers, directors, consultants or Key Employees, or any Affiliate thereof, respectively.

11.2 No Group Company is indebted, directly or indirectly, to any of its directors, officers or employees or to their respective spouses or children or to any Affiliate of any of the foregoing, other than in connection with expenses or advances of expenses incurred in the ordinary course of business or employee relocation expenses. None of the Group Companies’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing (i) are, directly or indirectly, indebted to any Group Company or, (ii) to the Warrantors’ knowledge, have any direct or indirect ownership interest in any firm or corporation with which the Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation which competes with any Group Company except that directors, officers or employees or shareholders of the Company may own shares in (but not exceeding one percent (1%) of the outstanding shares of) publicly traded companies that may compete with any Group Company. To the Warrantors’ knowledge, none of the Group Companies’ employees, officers or directors or any members of their immediate families or any Affiliate of any of the foregoing are, directly or indirectly, interested in any contract with any Group Company. To the Warrantors’ knowledge, none of the Group Companies’ directors, officers or employees, or any members of their immediate families, or any Affiliate of the foregoing has any material commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship with any of the Group Companies’ five (5) largest business relationship partners, service providers, joint venture partners, licensees and competitors.

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11.3 Other than the Group Companies, there are no corporations, partnerships, trusts, joint ventures, limited liability companies or other business entities in which any Founder owns or controls, directly or indirectly, 10% or more of the outstanding voting interests.

11.4 To the Warrantors’ knowledge, no employee, officer, or director of any Group Company (“Related Party”) or any members of such Related Party’s immediate families, or any corporation, limited liability company, partnership or other entity in which such Related Party is an officer, director or partner, has significant ownership interests or otherwise controls, loans, or extend or guarantee credit to any of the Group Companies. To the Warrantors’ knowledge, none of foregoing persons has any direct or indirect ownership interest in any firm or corporation with which any Group Company is affiliated or with which any Group Company has a business relationship, or any firm or corporation that competes with any Group Company, except that employees, officers, or directors of the Company and members of such Related Party’s immediate families may own stock in (but not exceeding one percent (1%) of the outstanding shares of) publicly traded companies that may compete with any Group Company. To the Warrantors’ knowledge, no Related Party or member of their immediate family is directly or indirectly interested in any material contract with any Group Company.

12. RIGHTS OF REGISTRATION AND VOTING RIGHTS

Except as provided in the Shareholders’ Agreement, no Group Company is under any obligation to register under the Securities Act or any other applicable securities laws, any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To the Warrantors’ knowledge, except as contemplated in the Shareholders’ Agreement, no shareholder of any Group Company has entered into any agreements with respect to the voting of shares in the capital of the Company. Except as contemplated by or disclosed in the Transaction Documents, no Founder is a party to or has any Knowledge of any agreements, written or oral, relating to the acquisition, disposition, registration under the Securities Act, or voting of the shares or securities of any Group Company.

13. ABSENCE OF LIENS

Each Group Company has good and valid title to all of its respective assets, whether tangible or intangible (including those reflected in the Financial Statements, together with all assets acquired thereby since the Statement Date (as defined below), but excluding those that have been disposed of since the Statement Date). The property and assets owned by the Group Companies are free and clear of all mortgages, deeds of trust, liens, loans and encumbrances, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair the Group Companies’ ownership or use of such property or assets. With respect to the property and assets it leases, each Group Company is in compliance with such leases and, to the Warrantors’ knowledge, holds a valid leasehold interest free of any liens, claims or encumbrances other than those of the lessors of such property or assets. The assets owned or leased by the Group Companies constitute all of the assets used in connection with the businesses of the Group Companies and are adequate for Group Companies to conduct such businesses in substantially the same manner as currently conducted.

14. FINANCIAL STATEMENTS

The Company has delivered to the Purchaser its unaudited consolidated Financial Statements as of March 31, 2020 (the “Statement Date”). The unaudited consolidated Financial Statements may not contain all footnotes required by generally accepted accounting principles. Such unaudited consolidated Financial Statements fairly present in all material respects the financial condition and operating results of the Group Companies as of the dates, and for the periods, indicated therein, subject in the case of the unaudited consolidated Financial Statements to normal year-end audit adjustments. Except as set forth in such unaudited consolidated Financial Statements, each Group Company has no material liabilities or obligations, contingent or otherwise, as of the Statement Date, other than (i) liabilities incurred in the

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ordinary course of business subsequent to the Statement Date, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under IFRS / US GAAP to be reflected in such unaudited consolidated Financial Statements.

The DomCo I has delivered to the Purchaser its unaudited Financial Statements as of the Statement Date. The unaudited Financial Statements may not contain all footnotes required by generally accepted accounting principles. The Financial Statements fairly present in all material respects the financial condition and operating results of the DomCo I as of the dates, and for the periods, indicated therein, subject in the case of the unaudited Financial Statements to normal year-end audit adjustments. Except as set forth in the Financial Statements, the DomCo I has no material liabilities or obligations, contingent or otherwise, as of the Statement Date, other than (i) liabilities incurred in the ordinary course of business subsequent to the Statement Date, (ii) obligations under contracts and commitments incurred in the ordinary course of business and (iii) liabilities and obligations of a type or nature not required under IFRS / US GAAP to be reflected in the Financial Statements. Each of the Group Companies has maintained a standard system of accounting established and administered in accordance with IFRS / US GAAP or other applicable accounting standards.

15. CHANGES

Since the Statement Date, except as set forth in Section 15 of the Disclosure Schedule or as contemplated by this Agreement or the Transaction Documents, there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of any Group Company from that reflected in the Financial Statements, except changes in the ordinary course of business;

(b) any damage, destruction or loss, whether or not covered by insurance, that would have a Material Adverse Effect on a Group Company;

(c) any waiver or compromise by any Group Company of a valuable right or of a material debt owed to it;

(d) any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by any Group Company, except in the ordinary course of business;

(e) any material change to a material contract or agreement by which any Group Company or any of its assets is bound or subject;

(f) any material change in any compensation arrangement or agreement with any employee, officer, director or shareholder;

(g) any resignation or termination of employment or change of terms of employment of any officer or Key Employee of any Group Company;

(h) any mortgage, pledge, transfer of a security interest in, or lien, created by any Group Company, with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and do not materially impair such Company’s ownership or use of such property or assets;

(i) any dividend, loans or guarantees made by any Group Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

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(j) any declaration, setting aside or payment or other distribution in respect of any Group Company’s share capital, or any direct or indirect redemption, purchase, or other acquisition of any of such shares by any Group Company;

(k) any sale, assignment or transfer of any material assets or Intellectual Property of any Group Company;

(l) receipt of notice that there has been a loss of, or material order cancellation by, any major customer of any Group Company;

(m) any debt, obligation, or liability incurred, assumed or guaranteed by the Group Company in excess of US$1,000,000 per annum or in excess of US$1,000,000 in the aggregate other than in the ordinary course of business;

(n) to the Warrantors’ knowledge, any other event or condition of any character, other than events affecting the economy or the Company’s industry generally, that could reasonably be expected to result in a Material Adverse Effect; or

(o) any arrangement, agreement or commitment by the Company to do any of the things described in this Section 15.

16. EMPLOYEE MATTERS

16.1 Section 16.1 of the Disclosure Schedule sets forth a detailed description of all deferred compensation paid or payable for each officer, employee, consultant and independent contractor of any Group Company. The compensation of Key Employees and other employees with the highest amount of compensation have been disclosed to the Purchaser.

16.2 No employee of any Group Company is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would materially interfere with such employee’s ability to promote the interest of the Group Companies or that would conflict with the Group Companies’ business. Neither the execution or delivery of the Transaction Documents, nor the carrying on of the Company’s business by the employees of the Group Companies, nor the conduct of the business as now conducted and as presently proposed to be conducted, will conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract, covenant or instrument under which any such employee is now obligated.

16.3 No Group Company is delinquent in payments to any of its employees, consultants, or independent contractors for any wages, salaries, commissions, bonuses, or other direct compensation for any service performed for it to the date hereof or amounts required to be reimbursed to such employees, consultants, or independent contractors. Each Group Company has complied in all respects with all applicable Laws related to employment, including those related to wages, hours, worker classification, and collective bargaining, and the payment and withholding of taxes and other sums as required by Law except where noncompliance with any applicable Law would not result in a Material Adverse Effect. Each Group Company has withheld and paid to the appropriate governmental entity or is holding for payment not yet due to such governmental entity all amounts required to be withheld from employees of such Group Company and is not liable for any arrears of wages, taxes, penalties, or other sums for failure to comply with any of the foregoing.

16.4 No Key Employee intends to terminate employment with any Group Company or is otherwise likely to become unavailable to continue as a Key Employee, nor does any Group Company have a present intention to terminate the employment of any of the foregoing. All employees of the Group Companies have entered into an employment agreement and a confidentiality, non-competition and intellectual property rights agreement. Except as required by law, upon termination of the employment

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of any employee of the Group Companies, no severance or other payments will become due. The Company has no policy, practice, plan, or program of paying severance pay or any form of severance compensation in connection with the termination of employment services.

16.5 The Company has not made any representations regarding equity incentives to any officer, employees, director or consultant that are inconsistent with the share amounts and terms set forth in the Company’s board minutes.

16.6 Each former Key Employee whose employment was terminated by the Company has entered into an agreement with the Company providing for the full release of any claims against the Company or any related party arising out of such employment.

16.7 Section 16.7 of the Disclosure Schedule sets forth each and every employee benefit plan maintained, established or sponsored by any Group Company, or in which any Group Company participates in or contributes to in any jurisdiction, including without limitation, the PRC (the “Employee Benefit Plans”). Save as set out in Section 16.7 of the Disclosure Schedule, there is no other pension, retirement, social insurance, medical insurance, profit-sharing, deferred compensation, bonus, incentive or other employee benefit program, arrangement, agreement or understanding to which any Group Company contributes, is bound, or under which any employees or former employees (or their beneficiaries) are eligible to participate or derive a benefit. Each Group Company has made all required contributions under all the Employee Benefit Plans including without limitation all contributions required to be made under the PRC social insurance and housing fund schemes, and has complied in all material respects with all applicable Laws of any jurisdiction, in relation to the Employee Benefit Plans.

16.8 No Group Company is bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the Warrantors’ knowledge, has sought to represent any of the employees, representatives or agents of any Group Company. There is no strike or other labor dispute involving any Group Company pending, or to the Warrantors’ knowledge, threatened, which could have a Material Adverse Effect, nor is the Company aware of any labor organization activity involving its employees.

16.9 To the Warrantors’ knowledge, none of the Founders and other Key Employees or directors of any Group Company during the previous four (4) years, has been (a) subject to voluntary or involuntary petition under any applicable bankruptcy laws or any state insolvency laws or the appointment of manager, a receiver or similar officer by a court for his/her business or property; (b) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses); (c) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (d) found by a court of competent jurisdiction in a civil action or by any relevant regulatory organization to have violated any applicable securities, commodities, or unfair trade practices law, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

17. TAX MATTERS

17.1 The provisions for taxes as shown on the balance sheet included in the Financial Statements are sufficient in all material respects for the payment of all accrued and unpaid applicable taxes of the Group Companies as of the date of each such balance sheet, whether or not assessed or disputed as of the date of each such balance sheet. There have been no examinations or audits of any taxes or tax returns or reports of any Group Company by any applicable Governmental Authority other than routine requests for information. To the Warrantors’ knowledge, there are no deficiencies or claims for any

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taxes assessed, proposed or asserted against any Group Company by any Governmental Authority that have not been fully paid and satisfied. Each Group Company has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed (to the extent applicable), all such returns are correct and complete, and each Group Company has paid all taxes that have become due, or have reflected such taxes in accordance with IFRS (or any internationally recognized accounting standards acceptable to the Purchaser) as a reserve for taxes on the Financial Statements. There are in effect no waivers of applicable statutes of limitations with respect to taxes for any year. No Group Company has entered into any transaction a purpose of which is the avoidance of taxes in violation of applicable Laws.

17.2 Immediately after the Closing, the Company will not be a controlled foreign corporation as defined in the U.S. Internal Revenue Code of 1986, as amended (or any successor thereto) with respect to the stock held by the Purchasers.

17.3 No member of the Group Company is, nor expects to become, a passive foreign investment company as described in Section 1297 of the United States Internal Revenue Code of 1986, as amended.

17.4 No shareholder of any member of a Group Company, solely by virtue of its status as shareholder of such Group Company, has personal liability under local law for the debts and claims of such Group Company. There has been no communication from any tax authority relating to or affecting the tax classification of any member of the Group Companies.

18. OFAC COMPLIANCE

18.1 None of the Warrantors, any of their Subsidiaries, or to the Warrantor’s knowledge after due inquiry, any directors, administrators, officers, board of directors (supervisory and management) members or employees of the Company or any other Group Company is an OFAC Sanctioned Person (as defined below). The Warrantors and, to the Warrantors’ knowledge, their directors, administrators, officers, administrators, board of directors (supervisory and management) members or employees are in compliance with, and have not previously violated, the USA Patriot Act of 2001, and all other applicable Anti-Money Laundering Laws. To the Warrantors’ knowledge, none of (i) the purchase and sale of the Purchased Shares, (ii) the execution, delivery and performance of this Agreement or any of the documents in Exhibits attached hereto, or (iii) the consummation of any transaction contemplated hereby or thereby, or the fulfillment of the terms hereof or thereof, will result in a violation by any Warrantor or any Key Employee, of any of the OFAC Sanctions or of any Anti-Money Laundering Laws.

18.2 For the purposes of Section 18.1:

(a) “OFAC Sanctions” means any sanctions program administered by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”) under authority delegated to the Secretary of the Treasury (the “Secretary”) by the President or provided to the Secretary by statute, and any order or license issued by, or under authority delegated by, the President or provided to the Secretary by statute in connection with a sanctions program thus administered by OFAC. For ease of reference, and not by way of limitation, OFAC Sanctions programs are described on OFAC’s website at www.treas.gov/ofac.

(b) “OFAC Sanctioned Person” means any government, country, corporation or other entity, group or individual with whom or which the OFAC Sanctions prohibit a United States Person from engaging in transactions, and includes without limitation any individual or corporation or other entity that appears on the current OFAC list of Specially Designated Nationals and Blocked Persons (the “SDN List”). For ease of reference, and not by way of limitation, OFAC Sanctioned Persons other than government and countries can be found on the SDN List on OFAC’s website at ww.treas.gov/offices/enforcement/ofac/sdn.

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(c) “United States Person” means any United States citizen, permanent resident alien, entity organized under the laws of the United States (including foreign branches), or any person (individual or entity) in the United States, and, with respect to the Cuban Assets Control Regulations, also includes any corporation or other entity that is owned or controlled by one of the foregoing, without regard to where it is organized or doing business.

19. ANTI-CORRUPTION LAWS

None of the Warrantors, their respective Subsidiaries, or to the Warrantor’s knowledge after due inquiry, any of their directors, administrators, officers, board of directors (supervisory and management) members or employees have, directly or indirectly, (A) made any payment or promise to pay, or gift or promise to give or authorized such a promise or gift, of any money or anything of value, directly or indirectly, to (a) any foreign official (as such term is defined in the U.S. Foreign Corrupt Practices Act of 1977) or domestic governmental officials for the purpose of influencing any official act or decision of such official or inducing him or her to use his or her influence to affect any act or decision of a governmental authority, or (b) any foreign or domestic political party or official thereof or candidate for foreign or domestic political office for the purpose of influencing any official act or decision of such party, official or candidate or inducing such party, official or candidate to use his, her or its influence to affect any act or decision of a foreign governmental authority, in the case of both (a) and (b) above in order to assist any Warrantor to obtain or retain business for, or direct business to any Warrantor, as applicable, subject to applicable exceptions and affirmative defenses; (B) used any funds or will use any proceeds from the sale of the Purchased Securities for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity; or (C) violated any provision of the PRC Anti-Unfair Competition Law, the PRC Criminal Law or the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder which was or is applicable to any member of the Group Companies or its Subsidiaries (collectively, the “Anti-Corruption Laws”), and no action, suit, proceeding, investigation or inquiry by or before any Governmental Authority involving any member of the Group Companies with respect to the Anti-Corruption Laws is pending or, to the best of the Warrantor’s knowledge, threatened. None of Warrantors and their respective directors, administrators, officers, board of directors (supervisory and management) members or employees has made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any law, rule or regulation subject to applicable exceptions and affirmative defenses.

20. INSURANCE

Section 20 of the Disclosure Schedule provides a complete list of each Group Company’s insurance policies currently in effect. No Group Company has done or omitted to do or suffered anything to be done or not to be done other than any acts in the ordinary course of business which has or would render any policies of insurance taken out by it or by any other person in relation to any such Group Company’s assets void or voidable or which would result in an increase in the rate of premiums on the said policies and there are no claims outstanding and no circumstances which would give rise to any claim under any such policies of insurance.

21. CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENTS

Each current and former employee, consultant and officer of any Group Company has executed an agreement with such Group Company regarding confidentiality and proprietary information substantially in the form or forms delivered to the counsel for the Purchaser (the “Confidential Information Agreements”). No current or former Key Employee has excluded works or inventions from his or her assignment of inventions pursuant to such Key Employee’s Confidential Information Agreement. No Group Company is aware that any of the Key Employees is in violation thereof.

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22. GOVERNMENTAL AND OTHER PERMITS

22.1 Each Group Company has all franchises, governmental permits, licenses and any similar authority necessary for the conduct of its business. No Group Company is in default in any material respect under any of such franchises, governmental permits, licenses or other similar authority.

22.2 Each of the DomCos, the WFOE and the PRC Subsidiaries has applied and obtained all requisite licenses, clearance and permits required under PRC Laws as necessary for the conduct of its businesses, and each of the DomCos, the WFOE and the PRC Subsidiaries has complied in all material respects with all PRC Laws in connection with foreign exchange, including without limitation, carrying out all relevant filings, registrations and applications for relevant permits with the PRC State Administration of Foreign Exchange and any other relevant authorities, and all such permits are validly subsisting. The Founders and other PRC shareholders of the Company (as applicable) have complied with all reporting and/or registration requirements (including filings of amendments to existing registrations) under the SAFE Rules and Regulations, including without limitation, Circular 37.

22.3 The registered capital of each of the DomCos, the WFOE and the PRC Subsidiaries has been fully paid up in accordance with the schedule of payment stipulated in its articles of association and in compliance with PRC Laws, and there is no outstanding capital contribution commitment.

22.4 The respective articles of association, approval document, certificate of approval and legal person business license of each of the DomCos, the WFOE and the PRC Subsidiaries (hereinafter referred to as the “Establishment Documents”) have been duly approved and filed in accordance with the Laws of the PRC and are valid and enforceable.

22.5 The business scope specified in the Establishment Documents of each of the DomCos, the WFOE and the PRC Subsidiaries complies with the requirements of all relevant PRC Laws. The operation and conduct of the business by and the term of operation of each of the DomCos, the WFOE and the PRC Subsidiaries in accordance with the Establishment Documents is in compliance with the Laws of the PRC.

22.6 Section 22.6 of the Disclosure Schedule sets out full and accurate details of all loan agreements entered into by any Group Company regarding any inter-company loan, shareholders loan, foreign exchange loan or any other kind of loan obtained by it. Such loan agreements have been duly registered in accordance with the Laws of the PRC (where necessary) and all such registrations are validly subsisting under the Laws of the PRC. All proceeds from such loan agreements in an amount equal to the principal amount borrowed under such loan agreements was received by the applicable Group Companies used for such Group Companies’ operations and for working capital purposes.

23. CORPORATE DOCUMENTS

The memorandum and articles of association, and all other constitutional documents (or analogous constitutional documents) of each Group Company are in the form provided to the Purchaser. The copy of the minute books of the Company provided to the Purchaser contains minutes of all meetings of directors and shareholders and all actions by written consent without a meeting by the directors and shareholders since the date of incorporation and accurately reflects in all material respects all actions by the directors (and any committee of directors) and shareholders with respect to all transactions referred to in such minutes.

24. LIABILITIES

No Group Company has any liabilities of any nature, whether accrued, absolute, contingent or otherwise, and whether due or to become due, except for (i) liabilities set forth in the Financial Statements of the Company, (ii) trade or business liabilities incurred in the ordinary course of business, and (iii) other liabilities that do not exceed US$20,000 in the aggregate.

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25. COMPLIANCE WITH LAWS

25.1 Each Group Company is in material compliance with all applicable Laws applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets or properties.

25.2 No event has occurred and no circumstance exists that to the Warrantors’ knowledge (i) may constitute or result in a violation by any Group Company, or a failure on the part of any Group Company to comply with any Law, or (ii) may give rise to any obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature, except for such violations or failures by a Group Company that, individually or in the aggregate, would not result in any Material Adverse Effect.

25.3 No Group Company has received any written notice from any Governmental Authority regarding (i) any actual, alleged or likely material violation of, or material failure to comply with, any Law, or (ii) any actual, alleged or likely material obligation on the part of any Group Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

25.4 No Group Company, nor any director, agent, employee or any other person acting for or on behalf of any Group Company, has directly or indirectly (i) made any contribution, gift, bribe, payoff, influence payment, kickback, or any other fraudulent payment in any form, whether in money, property, or services to any public official or otherwise (A) to obtain favorable treatment in securing business for a Group Company, (B) to pay for favorable treatment for business secured, or (C) to obtain special concessions or for special concessions already obtained, for or in respect of any Group Company, in each case which would have been in violation of any applicable Law or (ii) established or maintained any fund or assets in which any Group Company shall have proprietary rights that have not been recorded in the books and records of a Group Company. To the Warrantor’s knowledge after due inquiry, the operations of each member of the Group Companies are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting and other requirements of the anti-money laundering Laws of all relevant jurisdictions where the Group Companies have business activities (collectively, the “Anti-Money Laundering Laws”), and no action, suit, proceeding, investigation or inquiry by or before any Governmental Authority involving any member of the Group Companies with respect to the Anti-Money Laundering Laws is pending or threatened.

25.5 During the previous five (5) years, no Founder has been (i) subject to voluntary or involuntary petition under any applicable bankruptcy laws or any applicable insolvency law or the appointment of a manager, receiver, or similar officer by a court for his business or property; (ii) convicted in a criminal proceeding or named as a subject of a pending criminal proceeding (excluding traffic violations and other minor offences); (iii) subject to any order, judgment, or decree (not subsequently reversed, suspended, or vacated) of any court of competent jurisdiction permanently or temporarily enjoining him from engaging, or otherwise imposing limits or conditions on his engagement in any securities, investment advisory, banking, insurance, or other type of business or acting as an officer or director of a public company; or (iv) found by a court of competent jurisdiction in a civil action or by any regulatory organization to have violated any applicable securities, commodities or unfair trade practices law whatsoever, which such judgment or finding has not been subsequently reversed, suspended, or vacated.

26. ENVIRONMENTAL AND SAFETY LAWS

To the Warrantors’ knowledge, no Group Company is in violation of any applicable statute, law, or regulation relating to the environment or occupational health and safety, except where such failure would not have a Material Adverse Effect on such Group Company’s business or properties, and no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

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27. MINUTES BOOK

The minutes books of each Group Company, which have been made available to the Purchaser, contain a complete summary of all meetings and actions taken by directors and shareholders or owners of such Group Company since its time of formation, and reflect all transactions referred to in such minutes accurately in all material respects.

28. MANUFACTURE, MARKETING AND DEVELOPMENT RIGHTS

No Group Company has granted rights to manufacture, produce, assemble, license, market, or sell its respective products or services to any other person and is not bound by any agreement that affects any Group Company’s exclusive rights to develop, manufacture, assemble, distribute, market or sell its respective products or services.

29. DISCLOSURE; PROJECTIONS

The Warrantors have made available to the Purchaser all the information reasonably available to the Warrantors that the Purchaser has requested for deciding whether to acquire the Purchased Shares, including certain of financial projections with respect to the Company (the “Projections”), each of which were prepared in good faith. To the Warrantors’ knowledge, no representation or warranty of any Warrantor contained in this Agreement, as qualified by the Disclosure Schedule (only to the extent fairly and specifically disclosed therein), no information or document provided or disclosed by the Warrantors to the Purchaser or its counsel in connection with the negotiation or execution of the Transaction Documents and certificate furnished or to be furnished to the Purchaser at the Closing contain any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

30. BUSINESS PLAN AND BUDGET

The Company has delivered to the Purchaser on or before the Closing a business plan and budget for the twelve (12) months following the Closing (the “Business Plan”). Such Business Plan was prepared in good faith based upon assumptions and projections which the Founders believe are reasonable and not materially misleading.

31. ENTIRE BUSINESS

There are no material facilities, services, assets or properties shared with any entity other than the Group Company which are used in connection with the business of each Group Company.

32. ASSETS TRANSFER

All the employees, material assets and intellectual property rights of Beijing Tusen Hulian Technology Co., Ltd. ( ) have been duly transferred to the DomCo I or the WFOE, as applicable, free and clear of all Liens, without any outstanding payment obligations owed by the Warrantors.

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SCHEDULE 6

DISCLOSURE SCHEDULE

SCHEDULE 6

SCHEDULE 7

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

1. AUTHORIZATION

The Purchaser has full power, authority and legal capacity to enter into, deliver and perform the Transaction Documents. The Transaction Documents to which the Purchaser is a party, when executed and delivered by the Purchaser, will constitute valid and legally binding obligations of the Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies, or (ii) to the extent the indemnification provisions contained in the Shareholders’ Agreement may be limited by applicable securities laws.

2. DISCLOSURE OF INFORMATION

The Purchaser has had an opportunity to discuss the Group Companies’ business, management, financial affairs and the terms and conditions of the offering of the Purchased Shares with the Group Companies’ management and has had an opportunity to review the Group Companies’ facilities. The foregoing, however, does not limit or modify the representations and warranties of the Warrantors in Section 5 of this Agreement, or the right of the Purchaser to rely thereon save as set forth in the Disclosure Schedule.

3. PURCHASE ENTIRELY FOR OWN ACCOUNT

This Agreement is made with the Purchaser in reliance upon the Purchaser’s representation to the Company, which by the Purchaser’s execution of this Agreement, the Purchaser hereby confirms, that the Purchased Shares to be acquired by the Purchaser will be acquired for investment for the Purchaser’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Purchaser further represents that the Purchaser does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Purchased Shares.

4. RESTRICTED SECURITIES

The Purchaser understands that the Purchased Shares have not been registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Purchaser’s representations as expressed herein. The Purchaser understands that the Purchased Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Purchaser must hold the Purchased Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Purchaser acknowledges that the Company has no obligation to register or qualify the Purchased Shares or the Conversion Shares for resale except as set forth in the Shareholders Agreement. The Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Purchased Shares, and on requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy. The Purchaser understands that Company’s offering of Series D-1 Preferred Shares under this Agreement is not intended to be part of the public offering, and that the Purchaser will not be able to rely on the protection of Section 11 of the Securities Act.

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5. NO PUBLIC MARKET

The Purchaser understands that no public market now exists for the Purchased Shares, and that the Company has made no assurances that a public market will ever exist for the Purchased Shares.

6. LEGENDS

6.1 The Purchaser understands that the Purchased Shares and any securities issued in respect of or exchange for the Purchased Shares, may bear one or all of the following legends:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH TRANSFER MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.”

6.2 Any legend set forth in, or required by, the other Transaction Documents.

6.3 Any legend required by the securities laws of any state to the extent such laws are applicable to the Purchased Shares represented by the certificate so legended.

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SCHEDULE 8

CAPITALIZATION TABLE

SCHEDULE 8

SCHEDULE 9

NOTICES

SCHEDULE 9

EXHIBIT A

SPECIAL RESOLUTIONS AND RESTATED ARTICLES

EXHIBIT A

EXHIBIT B

SHAREHOLDERS’ AGREEMENT

EXHIBIT B

EXHIBIT C

SHARE RESTRICTION AGREEMENT

EXHIBIT C

EXHIBIT D

COMPLIANCE CERTIFICATE

EXHIBIT D

EXHIBIT E

CONTROL DOCUMENTS

EXHIBIT E

EXHIBIT F

WARRANT INSTRUMENT

EXHIBIT F